EXHIBIT 4.4

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE ISRAELI SECURITIES LAW, 5728-1968, AS AMENDED, THE U.S. SECURITIES ACT OF 1933, AS AMENDED OR UNDER ANY APPLICABLE U.S. STATE SECURITIES LAWS (COLLECTIVELY, THE “SECURITIES LAWS”). THEY MAY NOT BE OFFERED FOR SALE, SOLD, CONVEYED, TRANSFERRED, PLEDGED, GIFTED, ASSIGNED, ENCUMBERED OR OTHERWISE DISPOSED OF UNLESS (1) REGISTERED UNDER SUCH SECURITIES LAWS, OR (2) PURSUANT TO AVAILABLE EXEMPTIONS FROM REGISTRATION FROM SUCH SECURITIES LAWS AND THE RULES PROMULGATED THEREUNDER, PROVIDED THAT THE HOLDER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

BIOCANCELL THERAPEUTICS INC. ASSIGNABLE WARRANT

To purchase
Shares of Common Stock (subject to adjustment) of
BIOCANCELL THERAPEUTICS INC. (the “Company”)
at a per share price and subject to the terms detailed below
VOID AFTER 17:00 p.m. Eastern Standard Time
on the last day of the Warrant Period (as defined below)

THIS IS TO CERTIFY THAT, [_________________] (the “Holder”) is entitled to purchase from the Company up to [__________] fully paid and non-assessable shares of Common Stock of the Company, nominal value US$.0l per share (the “Common Stock”) comprising (i) the Purchased Shares (as such term is defined in the Subscription Agreement to which this Warrant is attached (the “Subscription Agreement”)) and (ii) the number of shares of Common Stock underlying the Convertible Debenture (as such term is defined in the Subscription Agreement), subject to adjustment as set forth herein (the “Warrant Shares”), at an exercise price per Warrant Share equal to US$ [_____] as may be adjusted hereunder (which, for convenience and indication purposes only, was equal to NIS [___] on the relevant date) (the “Exercise Price”), during the period commencing upon the date hereof and terminating upon the lapse of five (5) years following the Closing Date (as such term is defined in the Subscription Agreement) (the “Warrant Period”). Notwithstanding the foregoing, in the event that the Average Price (as defined in the Subscription and Registration Rights Agreement) is lower than US$ 0.743 or higher than US$ 0.821 (i.e., five percent lower or higher than the PPS (as defined in the Subscription and Registration Rights Agreement)), the Exercise Price shall be adjusted to the lower of: (i) the Average Price (in US$) multiplied by 1.20, and (ii) the closing price of the shares of Common Stock of the Company, as reported on the Tel Aviv Stock Exchange, on the Determination Date (as defined in the Subscription and Registration Rights Agreement) multiplied by 1.25. The Average Price and the closing price in subsection (ii) shall be denominated in US$ by dividing the Average Price or the closing price denominated in NIS by the exchange rate of the US$ to NIS at the close of business of the Determination Date.

Notwithstanding, in the event that the Loan Amount is converted prior to the end of the first quarter following the second anniversary of the Closing, in accordance with the terms of the Convertible Debenture, then the number of Warrant Shares shall be decreased accordingly, to equal the portion of the interest attributable to the Loan Amount that was so converted divided by the Exercise Price as adjusted. For example, if the Convertible Debenture is converted on the Closing Date, the number of Warrant Shares shall be decreased by 540,480.

1.	EXERCISE OF WARRANT

1.1.  Cash Exercise of Warrant. This Warrant may be exercised from time to time or at any time during the Warrant Period by presentation and surrender thereof to the Company at its principal office or at such other office or agency as it may designate from time to time, accompanied by:

1.1.1. A duly executed notice of exercise, in the form attached hereto as Exhibit A (the “Exercise Notice”); and

1.1.2. Payment to the Company, for the account of the Company, of the aggregate Exercise Price for the number of Warrant Shares specified in the applicable Exercise Notice, payable in immediately available funds by wire transfer to the Company’s bank account or by banker’s check or by any other means of payment agreed upon between the Company and the Holder. The Exercise Price will be paid in U.S. Dollars.

1.2. Exercise on a Net-Issuance Basis.

In lieu of payment to the Company of the Exercise Price as set forth in Section 1.1 above, the Holder may exercise the Warrant in whole or in part, into the number of shares of Common Stock of the Company calculated pursuant to the following formula, by surrendering the Warrant to the Company at the principal office of the Company, accompanied by a written notice of exercise, specifying the portion of the Warrant which the Holder desires to exercise:

X = Y* (A-B)
A

Where:

X = the number of shares of Common Stock to be issued to the Holder;

Y = the number of shares of Common Stock obtainable upon exercise of the relevant portion of the Warrant;

A = the average closing price of a share of Common Stock of the Company in the principal securities exchange on which the Company's shares are traded at such time over a sixty (60) trading day period preceding the exercise date; and

B = the Exercise Price of a Warrant Share, as adjusted.

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1.3. Partial Exercise, Etc.   If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the Warrant Shares purchasable hereunder.

1.4. Issuance of Warrant Shares. Upon presentation and surrender of this Warrant accompanied by a duly executed Exercise Notice and (unless the Holder elects to exercise the Warrant on a net-issuance basis) the payment of the applicable aggregate Exercise Price pursuant to Section 1.1 above, the Company shall promptly (i) issue to the Holder the Warrant Shares to which the Holder is entitled; and (ii) deliver to the Holder the share certificate(s) evidencing such Warrant Shares together with cash, as provided in Section 1.5 hereof, in respect of any fractional Warrant Shares otherwise issuable upon such surrender. Upon receipt by the Company of this Warrant, the applicable Exercise Notice and (unless the Holder elects to exercise the Warrant on a net-issuance basis) the applicable aggregate Exercise Price, the Holder shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such stock shall not then be actually delivered to the Holder.

1.5. Fractional Shares. No fractions of shares shall be issued in connection with the exercise of this Warrant, and the number of shares issued shall be rounded up to the nearest whole number (with cash being paid by the Company for any unissued fractional shares).

1.6. Taxes. The Holder acknowledges that the grant of the Warrant, the issue of the Warrant Shares and the execution and/or performance of this Warrant may have tax consequences to the Holder and that the Company is not able to ensure or represent to the Holder the nature and extent of such tax consequences. The Company shall pay all of the applicable taxes and other charges in connection with the issuance of the Warrant Shares and the preparation and delivery of share certificates pursuant to this Section 1 in the name of the Holder (such as documentary stamp or similar issue or transfer taxes in respect of the issue or delivery of Common Shares on exercise of this Warrant), but shall not pay any taxes payable by the Holder by virtue of the sale of this Warrant or the Warrant Shares by the Holder and the Holder shall indemnify the Company, without derogating from the Holder's obligation to pay such amounts, for any and all charges or payments as aforesaid. The Company shall withhold required taxes pursuant to applicable law on payments to the Holder under this Warrant, unless the Holder shall provide the Company with written confirmation of withholding tax exemption in the form prescribed by law.

1.7. Additional Documents. The Holder will sign any and all documents required by law, the Company’s ByLaws and/or any agreement to which the Company is a party or by which it bound, to facilitate the issuance of stock upon exercise of this Warrant.

1.8. Loss or Destruction of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonable expense reimbursement and satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.

2.	RESERVATION OF STOCK; PRESERVATION OF RIGHTS OF HOLDER

2.1. Reservation of Shares. The Company hereby agrees that, at all times prior to the expiration or exercise of this Warrant, it will maintain and reserve, free from pre-emptive or similar rights, such number of authorized but unissued shares of Common Stock so that this Warrant may be exercised without additional authorization of Common Stock after giving effect to all other warrants, convertible securities and other rights to acquire shares of the Company.

2.2. Preservation of Rights. The Company will not, by amendment of its organizational documents or through reorganization, recapitalization, consolidation, merger, dissolution, transfer of assets, issue or sale of securities or any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, conditions or terms to be observed or performed hereunder, but will at all times in good faith assist in the carrying out of all the provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to fulfill the provisions hereof.

3.	ADJUSTMENT

3.1. Adjustments. The number of Warrant Shares purchasable upon the exercise of this Warrant and the payment of the Exercise Price shall be subject to adjustment from time to time or upon exercise as provided in this Section 3.

3.2. Bonus Shares. In the event that during the Warrant Period the Company shall distribute a stock dividend or shares pursuant to a reclassification of its share capital to all of the stockholders of the Company (i.e., bonus shares) or issue rights, option or warrants for its Common Stock at below market price to all of the Company's stockholders, then this Warrant shall represent the right to acquire, in addition to the number of Warrant Shares indicated in the caption of this Warrant, the amount of such bonus shares andlor to receive the stock dividends, without payment of any additional consideration therefor, to which the Holder would have been entitled had this Warrant been exercised prior to the distribution of the stock dividends or the bonus shares. Any adjustment made pursuant to this subsection 3.2 shall become effective immediately after the effective date of such event retroactive to the Closing Date (as defined in the Subscription Agreement). Whenever the number of Warrant Shares purchasable upon the exercise of the Warrant is adjusted, as herein provided, the Exercise Price payable upon the exercise of such Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares so purchasable immediately thereafter.

3.3. Consolidation and Division. In the event that during the Warrant Period the Company consolidates its share capital into stock of greater par value, or subdivides them into stock of lesser par value, then the number of Warrant Shares to be allotted on exercise of this Warrant after such consolidation or subdivision shall be reduced or increased accordingly, as the case may be, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective, and in each case the Exercise Price shall be adjusted appropriately such that the aggregate consideration hereunder to the Company shall not change.

3.4. Capital Reorganization. In the event that during the Warrant Period a reorganization of the share capital of the Company is effected (other than subdivision, combination or reclassification provided for elsewhere in this Section 3) and the shares of Common Stock are exchanged for other securities of the Company, then, as part of such reorganization, provision shall be made so that the Holder shall be entitled to purchase upon exercise of this Warrant such kind and number of shares or other securities of the Company to which the Holder would have been entitled had this Warrant been exercised prior to such reorganization, and such that the aggregate consideration to the Company hereunder shall not change.

3.5. If at any time the Company shall distribute a dividend in liquidation or partial liquidation or by way of return of capital, or a dividend regardless of whether or not payable out of earnings or surplus legally available for dividends, the Exercise Price shall be reduced by an amount equal to the Dollar equivalent of the per-share distribution on the record date fixed for the purpose of such distribution.

3.6. In the event that the Company shall consolidate with or merge with or into another corporation or convey all or substantially all of its assets to another corporation or other entity, then, in each such case, the Holder, upon any exercise of this Warrant, at any time after the consummation of such consolidation, merger, or conveyance, shall be entitled to receive, in lieu of the Warrant Shares receivable upon the exercise of the Warrant prior to such consummation, the shares or other securities or property to which such Holder would have been entitled upon the consummation of such consolidation, merger or conveyance if the Holder had exercised the Warrants immediately prior thereto, all subject to further adjustment as provided in this Section 3, and the successor or purchasing corporation or other entity in such consolidation, merger or conveyance (if not the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such corporation's or entity's obligations under the Warrant; and in each such case, the terms of the Warrant (including the exercisability, transfer and adjustment provisions of the Warrant) shall be applicable to the shares or other securities or property receivable upon the exercise of the Warrant after the consummation of such consolidation, merger or conveyance.

3.7. Adjustment due to Future Issuance of Securities.

3.7.1. Full Ratchet Anti-Dilution Protection. Until such time in which an aggregate amount of US$ 15,000,000 has been invested in the Company (excluding the

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Excluded Capital, as defined in the Subscription Agreement), in any event that the Company issues any additional securities to the Purchaser or any third party, save for Excluded Issuances (as defined in the Subscription Agreement), at a purchase price, conversion price or exercise price per share less than the Exercise Price, the Holder will benefit from a “full ratchet” anti-dilution protection, such that the Exercise Price shall be retroactively from the Closing Date (as defined in the Subscription Agreement) reduced to the lowest price per share at which such additional securities shall have been issued.

3.7.2. Most Favored Terms. Until such time as an aggregate amount of US$ 15,000,000 has been invested in the Company (excluding the Excluded Capital), in the event that the Purchaser or any third party is issued shares or securities convertible into shares of the Company under terms more favorable than those set forth in this Warrant, then, at the option of the Holder, this Warrant shall be construed as containing the more favorable terms afforded to such third party, as though such terms were previously provided herein retroactively from the Closing Date (as defined in the Subscription Agreement). For example, if warrants are offered at a higher exercise price but at higher coverage to funds raised (over 100%) and or for a term exceeding 5 years, then the number of Warrants under this Agreement will be retroactively increased to equal such higher warrant coverage or its term will be extended, as applicable. All other terms of the Warrant shall remain in effect.

3.8. Any dispute on matters under Section 3.2, 3.3, 3.4 and/or 3.7 shall be referred to a resolution by Giza Singer Even and Kesselman and Keselman (PWC Israel). In the event of different determinations by Giza Singer Even and PWC, the dispute shall be resolved by calculating the average between the values determined by each of Giza Singer Even and PWC with respect to each parameter of their determination. The determination of Giza Singer Even and PWC will be exclusive and final. The non-prevailing party in such dispute shall bear the expenses of Giza Singer Even and PWC. The Company hereby acknowledges that the Purchaser and its affiliates retain the services of Giza Singer Even and PWC in the ordinary course of business for various tasks (including, but not limited to, accounting, tax, financial and fairness opinion, advisory services and the like) and that they will not be limited from retaining them also in the future. In that respect, the Company waives any claim it may have against the Purchaser and its affiliates in connection with a conflict of interest regarding the matters contemplated in this Section 3.8.

4.  NOTICE OF CERTAIN EVENTS

If at any time during the Warrant Period (i) there shall be any capital reorganization or reclassification of the stock capital of the Company or any other event set forth in Section 3 above; (ii) the Company shall consolidate with or merge with or into another corporation or convey all or substantially all of its assets to another corporation or other entity; or (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of said events, the Company shall deliver to the Holder prior written notice thereof, including the date on which (a) a record shall be taken in connection with such event and (b) the consummation date of such event. Such written notice shall be delivered to the Holder at least thirty (30) days prior to the consummation of the applicable event and not less than thirty (30) days prior to the record date in respect thereto (subject to the provisions of Section 7 herein).

5.  NOTICE OF ADJUSTMENTS

Whenever an adjustment pursuant to Section 3 above is effected, the Company shall promptly compute such adjustment and deliver to the Holder a certificate setting forth the number of Warrant Shares (or any other securities) for which this Warrant is exercisable and the Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.

6.  RIGHTS OF THE HOLDER

The Holder acknowledges that the Warrant Shares shall be subject to such certain rights, privileges, restrictions and limitations as set forth in this Warrant and the Certificate of Incorporation or ByLaws of the Company, as may be amended from time to time. The Holder further acknowledges that the Warrant Shares are not listed for trading and therefore the sale and transfer thereof are subject to further limitations. This Warrant shall not entitle the Holder, by virtue hereof, to any voting rights or other rights as a stockholder of the Company, except for the rights expressly set forth herein.

7.  TERMINATION

Notwithstanding anything to the contrary, this Warrant and all the rights conferred hereby shall terminate and expire at the aforementioned time on the last day of the Warrant Period.

8.  MISCELLANEOUS

8.1. Entire Agreement; Amendment. This Warrant, the Subscription Agreement and the other Transaction Documents (as defined in the Subscription Agreement) set forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter. All article and section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Warrant. No modification or amendment of this Warrant will be valid unless executed in writing by the Company and the Holder.

8.2. Waiver. No failure or delay on the part of any of the parties hereto in exercising any right, power or privilege hereunder and/or under any applicable laws or the exercise of such right or power in a manner inconsistent with the provisions of this Warrant or applicable law shall operate as a waiver thereof. Any waiver must be evidenced in writing signed by the party against whom the waiver is sought to be enforced.

8.3. Successors and Assigns; Assignment. This Warrant shall inure to the benefit of, be binding upon, and be enforceable by the Holder and its respective successors, assigns, and administrators. Either party may freely assign or transfer the rights granted pursuant to this Warrant. If, as a result of such assignment by the Purchaser, the Company is required under applicable law to file any registration statement or prospectus with the US Securities and Exchange Commission or any stock exchange or other similar institution in any jurisdiction, that the Company would not be required to file under the Subscription and Registration Rights Agreement, the party that seeks such assignment will cover the Company's expenses for such filing. Upon the request of the Holder, and subject to the approval of the Company’s General Meeting to be convened as soon as practicable following the date of the Subscription and Registration Rights Agreement to approve the transactions contemplated herein, in the Subscription and Registration Rights Agreement and in the Convertible Debenture, the Company shall cancel a portion of the Warrant (as solely determined by the Holder), and shall grant, in lieu thereof, to the person designated by the Holder an option to purchase such amount of Warrant Shares as determined by the Holder on the same terms of the Warrant except that if the holder shall be a director of the Company or shall otherwise be eligible for Section 102 treatment, such option shall be granted under Section 102 of the Israeli Income Tax Ordinance.

8.4. Governing Law. Except as explicitly set forth herein, this Warrant shall be governed by and construed under the laws of the State of Israel, without regard to the conflicts of laws provisions thereof. Any dispute arising in connection with this Warrant shall be settled exclusively before the competent courts of the city of Tel-Aviv-Jaffa.

8.5. Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Warrant will be in writing and will be effective and deemed delivered to such party on the earliest of the following: (a) all notices and other communications delivered in person or by courier service shall be deemed to have been delivered as of actual delivery thereof; or, (b) those given by facsimile transmission shall be deemed delivered on the following business day after transmission, with confirmed transmission thereof; or (c) all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given seven (7) days after posting: All notices shall be addressed as set forth below or at such other address as the party shall have furnished to the other party in writing in accordance with this provision:

8.5.1. If sent to the Company to:
8 Hartom St. Har Hotzvim
Jerusalem 97775
Fax: 02-5486550
Email: avi.barak@biocancell.com
Attention: Avi Barak

with a copy (which shall not constitute notice) to:

Yuval Horn, Adv.
Baratz, Horn & Co.
1 Azrieli Center
Tel Aviv, Israel 67021
Fax: +972-3-6960986
Email: y.horn@bar-1aw.com

8.5.2. If sent to the Purchaser to: [______________]

8.6. Severability. If any provision of this Warrant is held to be unenforceable, this Warrant shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Warrant shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

8.7. Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile signatures of a party shall be binding as evidence of such party's agreement hereto and acceptance hereof.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: [____________]	BIOCANCELL THERAPEUTICS INC.

By:
Name:
Title:

AGREED AND ACCEPTED:

By:____________________________
      Name:
      Title:

Exhibit A

Exercise Notice
Date: ________

To: BioCancell Therapeutics Inc.

The undersigned, pursuant to the provisions set forth in the Warrant to which this Exercise Notice is attached (the “Warrant”), hereby elects to purchase of the Warrant Shares (as such term is defined in the Warrant).

Signature:

Address: _________________________

                  _________________________

                  _________________________